UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CNA Financial Corporation

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CNA FINANCIAL CORPORATION

Notice of Annual Meeting April 26, 2006

To the Stockholders of

CNA FINANCIAL CORPORATION:

You are hereby notified that pursuant to the By-Laws of CNA Financial Corporation, a Delaware corporation, the Annual Meeting of Stockholders will be held at CNA Center (333 South Wabash Avenue), Room 208N, Chicago, Illinois, on Wednesday, April 26, 2006, at 10:00 a.m., Chicago time, for the following purposes:

(1)	To elect eight Directors;

(2)	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for 2006;

(3)	To transact such other business as may properly come before the meeting.

Only Stockholders of record at the close of business on March 13, 2006 are entitled to notice of, and to vote at, this meeting.

It is desired that as many Stockholders as practicable be represented at the meeting. Consequently, whether or not you now expect to be present, you are requested to sign and date the enclosed proxy and return it promptly to the Company. You may revoke the proxy at any time before the authority granted therein is exercised.

By order of the Board of Directors,

JONATHAN D. KANTOR
Executive Vice President,
General Counsel and Secretary

Chicago, Illinois

March 31, 2006

CNA FINANCIAL CORPORATION

CNA CENTER, CHICAGO, ILLINOIS 60685

Proxy Statement

Annual Meeting, April 26, 2006

The Board of Directors of CNA Financial Corporation (“CNA” or the “Company”) submits this statement in connection with the solicitation of proxies from the Stockholders in the form enclosed.

The persons named in this statement as nominees for election as Directors have been designated by the Board of Directors.

Any Stockholder giving a proxy has the power to revoke it at any time before it is exercised. A subsequently dated proxy, duly received, will revoke an earlier dated proxy. A Stockholder may also revoke his or her proxy and vote in person at the Annual Meeting. Proxies will be voted in accordance with the Stockholder’s specifications and, if no specification is made, proxies will be voted in accordance with the Board of Directors’ recommendations. The approximate date of mailing of this Proxy Statement is March 31, 2006.

On March 13, 2006, the Company had outstanding 256,006,695 shares of common stock (“Common Stock”). The holders of Common Stock have one vote for each share of stock held. Stockholders of record at the close of business on March 13, 2006 will be entitled to notice of, and to vote at, this meeting. The holders of a majority of shares of Common Stock issued and outstanding and entitled to vote when present in person or represented by proxy constitute a quorum at all meetings of Stockholders.

In accordance with the Company’s By-Laws and applicable law, the election of Directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the eight nominees who receive the greatest number of votes cast for election as Directors will be elected as Directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”), will not be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve the other matters to be voted on at the Annual Meeting. Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter. Broker non-votes are not counted as present.

Principal Stockholders

The following table contains certain information as to all entities which, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock as of February 28, 2006 (unless otherwise noted). Each such entity has sole voting and investment power with respect to the shares set forth:

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Loews Corporation (“Loews”)	233,620,515	91%
667 Madison Avenue
New York, New York 10021-8087

Because Loews holds a majority of the outstanding Common Stock of CNA, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other Stockholders. Loews has advised the Company’s Board of Directors that it intends to vote FOR the election of management’s nominees for the Board of Directors and FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants. There are no agreements between CNA and Loews with respect to the election of CNA Directors or Officers or with respect to the other matters to come before the meeting.

Director and Officer Holdings

The following table sets forth certain information as to the shares of Common Stock beneficially owned by each Director and nominee, and each Executive Officer named in the Summary Compensation Table below (the “Named Executive Officers”), and by all Executive Officers and Directors of the Company as a group as of February 28, 2006, based on data furnished by them:

Name	Shares of the Company’s Common Stock Beneficially Owned		Shares of Loews Corporation Common Stock Beneficially Owned
Michael Fusco	41,750	(1)	0
Brenda J. Gaines	0		20
Jonathan D. Kantor	89,000	(2)	0
James R. Lewis	95,244	(3)	0
Stephen W. Lilienthal	193,635	(4)	0
Paul J. Liska	0		0
D. Craig Mense	32,500	(5)	0
Don M. Randel	0		0
Joseph Rosenberg	12,200		15,000	(6)
Andrew H. Tisch	6,100		3,016,609	(7)
James S. Tisch	6,100		3,217,608	(8)
Marvin Zonis	183		0
All Executive Officers and Directors as a Group	476,712	(9)	6,249,237	(10)

1.	Includes 41,250 shares issuable upon the exercise of options granted under the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Incentive Compensation Plan”) which are currently exercisable.

2.	Represents shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable.

3.	Includes 87,500 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable.

4.	Includes 173,750 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable.

5.	Includes 12,500 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable.

6.	Represents shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable.

7.	Includes 90,000 shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. Also includes 1,767,440 shares held by trusts of which Mr. A. H. Tisch is the managing trustee (inclusive of 1,173,510 shares held in trust for his benefit) and 65,000 shares held by a charitable foundation as to which Mr. A. H. Tisch has shared voting and investment power. Loews Common Stock shares held by Mr. A. H. Tisch represent 1.6% of the outstanding shares of Loews Common Stock.

8.	Includes 90,000 shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. Also includes 2,100,268 shares of Loews Common Stock held by trusts of which Mr. J. S. Tisch is managing trustee (inclusive of 1,505,339 shares held in trust for his benefit) and 110,000 shares of Loews Common Stock held by a charitable foundation as to which Mr. J. S. Tisch has shared voting and investment power. Loews Common Stock shares held by Mr. J. S. Tisch represent 1.7% of the outstanding shares of Loews Common Stock.

9.	Includes 404,000 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable.

10.	Includes 195,000 shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. Represents 3% of the outstanding shares of Loews Common Stock.

Each holding represents less than 1% of the outstanding shares of Common Stock. For information with respect to the stock holdings of Loews, see “Principal Stockholders” above.

ELECTION OF DIRECTORS

(Proposal No. 1)

Pursuant to the By-Laws of the Company, the number of directors constituting the full Board of Directors has been fixed by the Board at eight. Each Director shall be elected at the Annual Meeting of Stockholders and each Director elected shall hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified. Directors need not be Stockholders. Unless authority to do so is withheld, the persons named in the enclosed proxy intend to vote the shares represented by the proxies given to them for the eight nominees hereinafter named.

Should any nominee or nominees become unavailable, the proxy holders will vote for the nominee or nominees designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable.

Set forth below is the name, principal occupation and business experience during the time period that, at a minimum, includes the past five years, as well as certain other information for each nominee:

Brenda J. Gaines, North American President of Diners Club International, a division of Citigroup, from 1999 until 2004. From 1994 until 1999, she served as Executive Vice President, Corporate Card Sales for Diners Club International, and prior to that she served in various positions of increasing responsibility within Citigroup or its predecessor corporations from 1988. From 1985 to 1987, Ms. Gaines was Deputy Chief of Staff for the Mayor of the City of Chicago. She serves on the Boards of Office Depot, Inc. and Tenet Healthcare Corporation (and serves on the audit committee of both entities). She is a director of the March of Dimes and various non-profit organizations in the City of Chicago. She is a member of the Executive and Finance Committees, is Chairperson of the Audit Committee and has been a Director since October of 2004. Age 56.

Stephen W. Lilienthal, Chairman of the Board and Chief Executive Officer of the Company. Mr. Lilienthal has been Chairman of the Board and Chief Executive Officer of the CNA insurance companies since August 2002. From July 2001 until August 2002, he was President and Chief Executive Officer, Property and Casualty Operations of the CNA insurance companies. From June 1993 to June 1998, he served as senior officer of USF&G Corporation (“USF&G”). In April 1998, USF&G was acquired by the St. Paul Companies. Mr. Lilienthal was Executive Vice President of the St. Paul Companies until July 2001. He is a member of the Executive and Finance Committees. Mr. Lilienthal has been a Director since August of 2001. Age 56.

Paul J. Liska, Executive Chairman of WRC Media, Inc. Mr. Liska served as President, Credit and Financial Products at Sears Roebuck and Co. from October of 2002 until November of 2003. He was Executive Vice President and Chief Financial Officer for Sears in 2001. Prior to joining Sears, Mr. Liska was Executive Vice President and Chief Financial Officer of The St. Paul Companies since 1997. Mr. Liska is an Industrial Partner of Ripplewood Holdings LLC. He serves on the Board of YRC Worldwide, Inc. Mr. Liska has been a Director since February of 2004 and serves on the Executive and Finance Committees. Age 50.

Don M. Randel, President of the University of Chicago since July 2000. From 1995 to 2000, he was Provost and Professor of Musicology at Cornell University. Prior to that time, he served at Cornell as Dean of the College of Arts and Sciences from 1991 to 1995 and as Associate Dean from 1968 to 1991. He is a member of the Audit, Executive, Finance and Incentive Compensation Committees. Mr. Randel has been a Director since May of 2002. Age 65.

Joseph Rosenberg, Chief Investment Strategist of Loews since 1995. He serves on the Executive and Finance Committees. He has been a Director since August of 1995. Age 72.

Andrew H. Tisch, Co-Chairman of the Board, Chairman of the Executive Committee and a member of the Office of the President of Loews. He is a Director of Loews and of the general partner of Boardwalk Pipelines, LLC, a subsidiary of Loews. He is a member of the Executive and Finance Committees. Mr. Tisch has served as a Director since February of 2006. Age 56.

James S. Tisch, President and Chief Executive Officer and a member of the Office of the President of Loews. He is a Director of Loews and Chairman of the Board and Chief Executive Officer of Diamond Offshore Drilling, Inc., a 54% owned subsidiary of

Loews. He is Chairman of the Finance Committee and serves on the Executive Committee. Mr. Tisch has served as a Director since 1985. Age 53.

Marvin Zonis, Professor of International Political Economy, Leadership and E-Commerce at the Graduate School of Business of the University of Chicago since 1989. Principal of Marvin Zonis & Associates, Inc., an international consulting firm. He has been a Director since 1993. He is Chairman of the Incentive Compensation Committee and serves on the Audit, Executive and Finance Committees. Age 69.

Director Independence

Under the rules of the New York Stock Exchange (“NYSE”), listed companies, like CNA, that have a controlling stockholder are not required to have a majority of independent directors. Because Loews holds more than 50% of the voting power of the Company, CNA is a controlled company within the meaning of the rules of the NYSE. Accordingly, the Board of Directors is not composed of a majority of directors who are independent. Nevertheless, the Board of Directors has determined that the following directors are independent under the listing standards of the NYSE (“Independent Directors”): Brenda J. Gaines, Don M. Randel and Marvin Zonis. In determining independence, each year the Board affirmatively determines whether or not each director or nominee has any material relationship with the Company. In assessing the materiality of any relationship, the Board considers all relevant facts and circumstances, not merely from the standpoint of the director or nominee, but from that of any person or organization with which the director or nominee has an affiliation. The Board considers the frequency and regularity of any services provided by or to, or other transactions between, the Company and the director or nominee or affiliated organization, whether they are being carried out at arm’s-length in the ordinary course of business and whether they are being provided or conducted substantially on the same terms as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial banking, industrial, legal, accounting, charitable and familial relationships.

The Board has established guidelines to assist it in determining director independence under these listing standards. Under the Board’s guidelines, a director would not be considered independent if any of the following relationships exists: (i) during the past three years the director has been an employee, or an immediate family member has been an executive officer, of the Company; (ii) the director or an immediate family member received, during any twelve month period within the past three years, more than $100,000 in direct compensation from the Company, excluding director and committee fees, pension payments and certain forms of deferred compensation; (iii) the director is a current partner or employee, or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, or an immediate family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or, within the last three years, the director or an immediate family member was a partner or employee of such a firm and personally worked on the Company’s audit within that time; (iv) the director or an immediate family member has at any time during the past three years been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

Committees and Meetings

The Company has an Audit, Incentive Compensation, Executive and Finance Committee. The Company does not have a Nominating Committee. Under the rules of the NYSE, listed companies, like CNA, that have a controlling stockholder are not required to have a nominating committee. The Board of Directors as a whole therefore performs the functions of a nominating committee. The Company does not have a specific policy regarding stockholder nominations of potential directors to the Board of Directors other than through the process described under “Stockholder proposals for the 2006 Annual Meeting” below. Nominations for membership to the Company’s Board of Directors are determined by the Board in consultation with its executive officers and other members of senior management. Possible nominees to the Board of Directors may be suggested by any director and given to the Chairman of the Board or by Stockholders as indicated above.

Audit Committee

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including review of the financial reports and other financial information of the Company, the Company’s systems of internal accounting, the Company’s financial controls, and the annual independent audit of the Company’s financial statements. The Company’s Audit Committee has sole authority to directly appoint, retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm and to approve all engagement fees and terms, including mandatory pre-approval of all engagements of the independent registered public accounting firm in accordance with policies and procedures adopted by the Audit Committee from time to time or as required. The Charter of the Audit Committee, as well as the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, have been posted on the Company’s website at www.cna.com and are also available in print to any Stockholder who requests them. The Company’s management is responsible for its financial statements and reporting process, including its system of internal controls. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America.

The current members of the Audit Committee are Brenda J. Gaines (Chairperson), Don M. Randel and Marvin Zonis, each of whom is an Independent Director and also meets the additional independence requirements of applicable listing standards of the NYSE and Securities and Exchange Commission (“SEC”) regulations. Each of the current members is financially literate as determined by the Board. The Board has determined that Ms. Gaines is an “audit committee financial expert” under NYSE and SEC standards.

The Company’s Independent Directors meet in regular executive session without management participation. The Company has created a new position of presiding director (“Presiding Director”) whose primary responsibility is to preside over these executive sessions of the Independent Directors. The Chairpersons of the Audit and Incentive Compensation Committees alternate annually as the Presiding Director. Mr. Zonis, as Chairperson of the Incentive Compensation Committee, serves as Presiding Director until the annual meeting on April 26, 2006. This procedure will require that the Chairperson of the Incentive Compensation Committee is an Independent Director during any period in which he or she is serving as the Presiding Director.

The Company’s Directors are asked annually to report to the Company the number of audit committees on which such Director serves. During 2005, no Director reported serving on more than three audit committees.

Incentive Compensation Committee

The Company does not have a Compensation Committee. Under the rules of the NYSE, listed companies, like CNA, that have a controlling stockholder are not required to have a compensation committee. However, as noted above, the Company’s Board does maintain an Incentive Compensation Committee (“ICC”) that administers the Incentive Compensation Plan. The current members of the ICC are Marvin Zonis (Chairperson) and Don M. Randel, each of whom is an Independent Director.

Meetings

During 2005 there were four meetings of the Board of Directors and Finance Committee, six meetings of the Audit Committee and three meetings of the ICC. Each director of the Company attended not less than 75% of the total number of meetings of the Board of Directors and committees of the Board on which that director served during 2005. The Board recommends, but does not require, that all directors attend the Company’s Stockholders’ meetings. All of the Company’s directors, except Mr. Andrew H. Tisch who was not elected until February of 2006, attended its 2005 Annual Meeting of Stockholders.

Audit Committee Report

The role of the Audit Committee is to assist the Board of Directors with the responsibility of administering corporate policy in matters of accounting and control in its oversight of the Company’s financial reporting process. As set forth in the Charter of the Audit Committee, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. The Company’s accounting and financial reporting principles and internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee functions as the liaison with the Company’s independent registered public accounting firm and internal audit. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the standard adopted or referenced by the Public Company Accounting Oversight Board (“PCAOB”) including the Statement on Auditing Standards No. 61 and SEC Rule 2-07, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB and/or Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has discussed with the independent registered public accounting firm the firm’s independence.

The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent registered public accounting firm and on management’s representation that the Company’s financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent registered public accounting firm’s work. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America, or that the Company’s registered public accounting firm is in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC and determined that the provision of non-audit services by Deloitte & Touche LLP to the Company in 2005 was compatible with maintaining the independence of Deloitte & Touche LLP in its audit of the Company.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Brenda J. Gaines (Chairperson)

Don M. Randel

Marvin Zonis

Director Compensation

The Company’s Directors who are not employees of CNA or any of its subsidiaries received an annual retainer in 2005 of $25,000. In addition, members of committees received the following annual retainers: Finance, $4,000, Executive, $4,000, Incentive Compensation, $10,000 (Chairperson receives $15,000) and Audit, $25,000 (Chairperson receives $35,000). In addition, a meeting fee of $600 was paid to the Chairpersons of the Audit and Incentive Compensation Committees for each meeting with management, the independent registered public accountants, advisors and other appropriate persons held to carry out their respective duties between regularly scheduled quarterly meetings of the Committees.

COMPENSATION OF EXECUTIVE OFFICERS

The following table includes compensation paid by the Company and its subsidiaries for services rendered in all capacities for the years indicated for the Chief Executive Officer and other Named Executive Officers as of December 31, 2005:

	Annual Compensation						Long-Term Compensation
							Awards			Payouts
Name and Principal Position	Fiscal Year	Salary (a) ($)	Bonus (b) ($)		Other Annual Compensation (c) ($)		Restricted Stock (d) Award ($)		Securities Underlying Options (#)	Long-Term Compensation (e) ($)	All Other Compensation (f) ($)
Stephen W. Lilienthal	2005	$950,000	$1,862,000		$182,721	(g)	-0-		65,000	$147,250	$281,323
Chairman & CEO	2004	986,538	1,805,000		158,023	(g)	-0-		55,000	76,000	296,110
CNA Financial Corporation	2003	986,538	1,900,000		—		-0-		55,000	-0-	189,499
Michael Fusco (h)	2005	$500,000	$600,000		—		-0-		20,000	$62,000	$99,650
Executive Vice President,	2004	491,731	850,000	(i)	—		-0-		20,000	52,267	95,328
Chief Actuary	2003	437,308	750,000	(i)	—		-0-		15,000	20,267	59,740
CNA Insurance Companies
Jonathan D. Kantor	2005	$750,000	$1,450,000		—		-0-		30,000	$139,500	$31,500
Executive Vice President,	2004	711,538	1,650,000		831,000	(j)	-0-		30,000	113,800	29,885
General Counsel & Secretary	2003	643,750	1,650,000		787,000	(j)	-0-		30,000	41,800	26,282
CNA Financial Corporation
James R. Lewis	2005	$750,000	$850,000		54,510	(k)	-0-		30,000	$93,000	$142,100
President & CEO	2004	778,846	850,000		—		-0-		30,000	86,000	156,769
CNA Property &	2003	778,846	1,000,000		—		-0-		30,000	38,000	124,062
Casualty Operations
CNA Insurance Companies
D. Craig Mense (l)	2005	$593,750	$650,000		—		-0-		25,000	$40,422	$235,978	(o)
Executive Vice President &	2004	52,885	650,000	(m)	—		523,000	(n)	25,000	2,922	3,152
Chief Financial Officer
CNA Financial Corporation

Notes

(a)	Base salary includes compensation deferred under the CNA Savings and Capital Accumulation Plan (the “S-CAP”) and the CNA Supplemental Executive Savings and Capital Accumulation Plan (the “SES-CAP”).

(b)	Amounts disclosed are annual incentive cash awards under the Incentive Compensation Plan, hereinafter described. Annual incentive cash awards are typically paid in the first quarter of the following year unless deferred.

(c)	Amounts not otherwise explained by footnotes in this column represent various taxable perquisites provided to select Company executives. The amount reported in the Other Annual Compensation column reflects perquisites and other personal benefits only if the aggregate amount of such compensation for the given year meets or exceeds the lesser of either $50,000 or 10 percent of the total annual salary and bonus for the Named Executive Officer.

(d)	Dividends are paid on the shares of restricted stock in the same amount and to the same extent as dividends paid to all other owners of Common Stock.

(e)	Represents long-term incentive cash awards under the Incentive Compensation Plan.

(f)	Amounts not otherwise explained by footnotes in this column represent amounts contributed or accrued to the Named Executive Officers under the S-CAP and the SES-CAP.

(g)	Includes $160,538 and $138,973 for personal use of company aircraft, which represents the aggregate incremental cost to the Company for personal use of company aircraft paid in 2005 and 2004, respectively. Amount for 2003 was previously reported and calculated in accordance with IRS guidelines for imputed income for personal use of company aircraft.

(h)	Mr. Fusco was named an executive officer in 2004.

(i)	Includes $200,000 installments of the signing bonus awarded to Mr. Fusco in the amount of $1 million to be paid in 5 equal installments annually beginning in November 2000.

(j)	Represents deferred signing bonus paid in connection with 2003 employment agreement (including accrued interest), hereinafter described.

(k)	Includes $44,541 for personal use of company aircraft, which represents the aggregate incremental cost to the Company for personal use of company aircraft paid in 2005.

(l)	Mr. Mense was employed by the Company effective November 29, 2004.

(m)	Represents signing bonus paid to Mr. Mense.

(n)	Represents a restricted stock grant of 20,000 shares awarded upon commencement of employment. The 20,000 shares vest in four equal parts beginning November 29, 2005.

(o)	Includes $179,581 of relocation expenses paid in 2005.

The following table includes individual grants of stock options awarded by the Company to the Named Executive Officers for the year ended December 31, 2005:

Option Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options Granted (a)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price (per share) (b)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term
Name					5%($)	10%($)
Stephen W. Lilienthal	65,000	19.8%	$27.27	02/09/15	1,114,747	2,824,988
Michael Fusco	20,000	6.1%	$27.27	02/09/15	342,999	869,227
Jonathan D. Kantor	30,000	9.1%	$27.27	02/09/15	514,499	1,303,841
James R. Lewis	30,000	9.1%	$27.27	02/09/15	514,499	1,303,841
D. Craig Mense	25,000	7.6%	$27.27	02/09/15	428,749	1,086,534

(a)	Options vest in installments of 25% on each anniversary of the date of grant, such that the options are fully exercisable on or after four years from the date of grant.

(b)	The exercise price shown for individual optionees is the fair market value of the Company’s Common Stock on the date of grant (calculated as the average of its high and low sales prices on that date reported on the New York Stock Exchange Composite Tape).

The following table includes information concerning the exercise of stock options by the Named Executive Officers during the year ended December 31, 2005:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($) (a)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen W. Lilienthal	-0-	-0-	157,500	147,500	$898,675	$936,175
Michael Fusco	-0-	-0-	36,250	43,750	$109,438	$280,063
Jonathan D. Kantor	-0-	-0-	81,500	72,500	$241,545	$462,875
James R. Lewis	-0-	-0-	80,000	75,000	$591,438	$478,613
D. Craig Mense	-0-	-0-	6,250	43,750	$42,438	$269,063

(a)	Value is based on the closing price of Company Common Stock on December 31, 2005 minus the exercise price.

Employment Agreements

Pursuant to an employment agreement dated October 26, 2005, Mr. Stephen W. Lilienthal serves as the Chairman of the Board and Chief Executive Officer of the Company and as Chairman of the Board and Chief Executive Officer of the CNA insurance companies. The term of the agreement expires December 31, 2008 and the annual base compensation is $950,000, subject to discretionary adjustments by the Board of Directors. In addition, Mr. Lilienthal is entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a maximum annual bonus opportunity of $2.9 million as well as certain long-term incentive awards, calculated pursuant to net operating income goals and overall Company business performance as determined by the ICC and subject to its approval and adjustment. Under the employment agreement Mr. Lilienthal is also entitled to an annual target stock option grant of 75,000 shares of the Company’s common stock or equivalent (stock appreciation rights paid in stock (“SARs”)), subject to share availability under the Incentive Compensation Plan and ICC and Board approval.

If Mr. Lilienthal’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive an annualized severance payment equal to one times his annual base compensation in effect immediately prior to termination and two times the minimum annual target bonus amount of $1.450 million. Severance is payable in 36 equal monthly installments following termination. In addition, he will receive a target annual bonus for the performance period in which the termination occurs prorated to the date of termination, a cash equivalent payment for stock options or SARs he would have received had his employment continued through the term of the agreement, up to three years of medical, dental, vision, life and disability plans in which he was enrolled in prior to termination, and immediate vesting of any unexercised stock options and/or SARs. In addition, all outstanding options and/or SARs will remain exercisable for up to one year following termination but no later than the remainder of their term. In the event of a termination through voluntary resignation by Mr. Lilienthal on or after January 1, 2007, he will receive the same payments and other benefits as for a termination by the Company without “cause,” except that the cash equivalent payment for stock options or SARs would be limited to the target number of such options or SARs for the year in which the termination occurs, prorated to the date of termination. In addition, Mr. Lilienthal is entitled to reimbursement, on an after-tax basis, for any excise tax due as a result of any payment under his employment agreement being treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code.

In accordance with an employment agreement dated October 26, 2005, Mr. James R. Lewis serves as the President and Chief Executive Officer of Property and Casualty Operations of the CNA insurance companies. The term of the agreement expires December 31, 2008 and the annual base compensation is $800,000, subject to discretionary adjustments by the CEO of CNA insurance companies and/or ICC. In addition, Mr. Lewis is entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a maximum annual bonus opportunity of the greater of two hundred percent of his annual base compensation or $1.6 million, as well as certain long-term incentive awards, calculated pursuant to net operating income goals and overall Company business performance as determined by the ICC and the Company’s Chairman of the Board and Chief Executive Officer, and subject to the ICC’s approval and adjustment. Under the employment agreement Mr. Lewis is also entitled to a minimum annual stock option grant of 30,000 shares of the Company’s common stock or equivalent (stock appreciation rights paid in stock (“SARs”)), subject to share availability under the Incentive Compensation Plan and ICC approval.

If Mr. Lewis’ employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive a severance payment equal to two times his annual base compensation plus two times annual target bonus. Severance is payable in 24 equal monthly installments following termination. In addition, he will receive a target annual bonus and cash long-term incentive award for the performance period in which the termination occurs prorated to the date of termination, and immediate vesting of any unexercised stock options and/or SARs. All outstanding options and/or SARs will remain exercisable for up to one year following termination but no later than the remainder of their term.

Pursuant to an employment agreement dated March 16, 2005, Mr. Jonathan D. Kantor serves as Executive Vice President, General Counsel & Secretary of the Company, with duties and responsibilities as designated by the Chairman of the Board and Chief Executive Officer. The term of the agreement expires March 31, 2008 and the annual base compensation is $750,000, subject to annual increases at the discretion of the Chairman of the Board and Chief Executive Officer and/or the ICC. In addition, Mr. Kantor is entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a maximum annual bonus opportunity of $1.5 million as well as certain long-term incentive awards, calculated pursuant to net operating income goals and overall Company business performance as determined by the ICC and subject to its approval and adjustment. Under the employment agreement Mr. Kantor is also entitled to a minimum annual stock option grant of 30,000 shares of the Company’s common stock, subject to share availability under the Incentive Compensation Plan and ICC approval.

If Mr. Kantor’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive pro rated salary and benefits through the event, and severance payments equal to 24 months of his base annual compensation, two times his annual bonus (at 100% of base salary), and two times target cash long-term incentive award. Severance is payable over two years in equal monthly installments following termination.

In accordance with an employment agreement dated December 2, 2004, Mr. D. Craig Mense serves as Executive Vice President and Chief Financial Officer of the Company. The term of the agreement expires November 30, 2007 and the initial annual base compensation was $550,000, subject to discretionary adjustments by the ICC. In addition, Mr. Mense is entitled to earn annual incentive cash awards under the Incentive Compensation Plan, as well as certain long-term incentive awards in the form of annual cash awards and annual stock option grants, all subject to approval and adjustment by the ICC. In 2004, Mr. Mense received a signing bonus of $650,000.

If Mr. Mense’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive a payment equal to 12 months of his annual base compensation, or the amount of unpaid base compensation for the unexpired period of the employment term, whichever is greater, plus annual target bonus in effect at the time of termination. In addition, he will receive a target annual bonus and cash long-term incentive award for the performance period in which the termination occurs prorated to date of termination.

Pursuant to an employment agreement dated April 1, 2004, Mr. Michael Fusco serves as Executive Vice President and Chief Actuary of the CNA insurance companies. The term of the agreement expires March 31, 2007 and the annual base compensation is $500,000, subject to discretionary adjustments by the ICC. In addition, Mr. Fusco is entitled to earn annual incentive cash awards under the Incentive Compensation Plan, as well as certain long-term incentive awards in the form of annual cash awards and annual stock option grants, all subject to approval and adjustment by the ICC. In 2004, Mr. Fusco received the final installment of his $1,000,000 signing bonus paid in five equal installments beginning in November 2000.

If Mr. Fusco’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive a payment equal to sum of his base salary and prorated target bonus for the unexpired period of the employment term; however, in no event shall severance equal less than 12 months of his base salary and annual target bonus. In addition, he will receive a target annual bonus and cash long-term incentive award for the performance period in which the termination occurs prorated to date of termination.

In the event any of the foregoing employment agreements is not renewed or is terminated prior to the respective expiration dates, each executive may be entitled to certain payments, the continuation of certain benefits, and the vesting of certain stock options, all as determined in accordance with the applicable provisions of the respective agreements. Following the expiration or earlier termination of the agreements, each of the foregoing executives remains subject to certain confidentiality, non-competition, non-solicitation, non-interference and claims assistance covenants.

Retirement Plans

CNA sponsors funded, tax-qualified retirement plans for salaried employees, including executive officers (the “Qualified Plans”) and unfunded, non-qualified equalization plans (the “Non-Qualified Plans”) which provide for accruals and contributions not available under the tax-qualified plans. The following description of the Qualified Plans also applies to the Non-Qualified Plans. The Qualified Plans and the Non-Qualified Plans both include defined contribution plans and defined benefit plans. The Qualified and Non-Qualified defined contribution plans are the CNA Savings and Capital Accumulation Plan (the “S-CAP”) and the CNA Supplemental Executive Savings and Capital Accumulation Plan (the “SES-CAP”), respectively. The Qualified and Non-Qualified defined benefit plans are the CNA Retirement Plan and the CNA Supplemental Executive Retirement Plan (the “SERP”), respectively.

Prior to 2000, the CNA Retirement Plan provided a normal retirement pension equal to 2% of a participant’s final average compensation times the participant’s first 25 years of service, plus .6667% of the participant’s final average compensation times his or her next 15 years of participation, with the total reduced by 1.4% of the participant’s social security benefit times the participant’s first 35 years of service. Final average compensation is the highest average monthly compensation paid in a 60 consecutive-calendar-month period during a participant’s entire employment history. Compensation includes regular base salary, overtime, incentive and performance bonuses, paid sales incentives and tax-deferred contributions, up to the eligible amounts under current Internal Revenue Service guidelines.

In 2000, the CNA Retirement Plan was amended and employees who were employed at December 31, 1999 and were still employed on April 24, 2000 were required to make a choice regarding their future accruals in this plan. Employees were given two choices: (1) to continue earning additional benefits under the formula described above; or (2) to convert the present value of their accrued benefit as of December 31, 1999 to an accrued pension account, which amount was credited with interest at a rate based on 30 year treasury securities.

Employees who elected to forego earning additional benefits in the CNA Retirement Plan and all employees hired by Continental Casualty Company on or after January 1, 2000 receive an annual basic Company contribution to the S-CAP of 3% or 5% of their eligible compensation, depending on their age. In addition, these employees are eligible to receive discretionary annual performance contributions of up to 2% of eligible compensation and an additional Company match of up to 80% of the first 6% of salary contributed by the employee. The basic, performance and additional Company matching contributions are referred to herein as “Enhanced S-CAP.” All eligible employees, regardless of their choice, are entitled to a 70% Company matching contribution to the S-CAP on the first 6% of eligible compensation contributed by the employee. The Company matching contribution rates for employees during the first year of service are 50% of the foregoing.

All salary amounts and annual cash incentive compensation amounts are considered eligible compensation for purposes of the CNA Retirement Plan, the SERP, and for basic and performance contributions to the S-CAP and SES-CAP. Only salary is considered eligible compensation for purposes of Company matching contributions to the S-CAP and SES-CAP.

Under Mr. Lilienthal’s employment agreement, one times his annual incentive cash compensation is considered eligible compensation for purposes of SES-CAP Company matching contributions.

Mr. Kantor chose to continue to accrue benefits under the CNA Retirement Plan and SERP. Messrs. Fusco, Lewis, Lilienthal, and Mense are all participants in the Enhanced S-CAP and SES-CAP.

Pension Plan Table

Average Annual Compensation	Years of Accrual Service:
	5	10	15	20	25
$400,000	$38,353	$76,706	$115,058	$153,411	$191,764
$600,000	$58,353	$116,706	$175,058	$233,411	$291,764
$800,000	$78,353	$156,706	$235,058	$313,411	$391,764
$1,000,000	$98,353	$196,706	$295,058	$393,411	$491,764
$1,200,000	$118,353	$236,706	$355,058	$473,411	$591,764
$1,400,000	$138,353	$276,706	$415,058	$553,411	$691,764
$1,600,000	$158,353	$316,706	$475,058	$633,411	$791,764
$1,800,000	$178,353	$356,706	$535,058	$713,411	$891,764
$2,000,000	$198,353	$396,706	$595,058	$793,411	$991,764
$2,200,000	$218,353	$436,706	$655,058	$873,411	$1,091,764
$2,400,000	$238,353	$476,706	$715,058	$953,411	$1,191,764
$2,600,000	$258,353	$516,706	$775,058	$1,033,411	$1,291,764
$2,800,000	$278,353	$556,706	$835,058	$1,113,411	$1,391,764

The amounts in the table reflect deductions for estimated Social Security payments.

Mr. Kantor has approximately 12 years of credited service. Messrs. Fusco, Lewis, Lilienthal and Mense are not participants in the CNA Retirement Plan and SERP because they were hired after December 31, 1999. Therefore, they have no years of credited service under these plans.

The following table includes information concerning long-term incentive cash awards made in 2005 to the Named Executive Officers:

Long-Term Incentive Plan — Awards in 2005

Name	Performance Period	Estimated Future Payouts ($) (a)
		Threshold	Target	Maximum
Stephen W. Lilienthal	2005-2007	$118,750	$237,500	$475,000
Michael Fusco	2005-2007	$50,000	$100,000	$200,000
Jonathan D. Kantor	2005-2007	$112,500	$225,000	$450,000
James R. Lewis	2005-2007	$75,000	$150,000	$300,000
D. Craig Mense	2005-2007	$62,500	$125,000	$250,000

(a)	The long-term incentive cash awards are made under the Incentive Compensation Plan which is administered by the ICC. The long-term incentive cash awards are granted annually and are earned based on net operating income targets or other selected corporate financial goals for three-year performance periods and will become payable only to the extent that specified performance goals are achieved. The payouts can vary from 0% to 200% of the original target based on the attainment of performance goals. Only awards related to the 2005-2007 performance cycle are included in this table.

ICC REPORT ON EXECUTIVE COMPENSATION

Certain Executive Officers

The Board of Directors believes that the success of the Company and its subsidiaries is dependent upon the quality of management, and that compensation programs are important in attracting and retaining individuals of superior ability and motivating their efforts on behalf of the Company and its business interests.

Under Section 162(m) of the Internal Revenue Code, unless classified as “qualified performance-based compensation”, the amount of compensation deductible for federal income tax purposes which is paid by a publicly-held corporation to its CEO and certain highly compensated officers during any year is limited to $1,000,000 per person except that compensation which is considered to be “performance-based” is not subject to this limitation.

To the extent the Company’s compensation policy can be implemented in a manner that maximizes the deductibility of compensation paid by the Company, the Board of Directors seeks to do so, subject to the Company’s contractual obligations to executives in particular cases. Accordingly, in February 2000 the Company amended (as subsequently approved by the Stockholders) the existing annual and long-term compensation plans and merged them into an omnibus plan renamed as the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Incentive Compensation Plan”), which covers annual, corporate long-term cash and share-related compensation for the Named Executive Officers of the Company. It is designed to qualify the amounts paid from time to time thereunder to certain of the Company’s officers as “qualified performance-based compensation” under Section 162(m) of the Code.

General

The Company’s compensation program is designed to recognize individual performance and contribution to CNA. This pay-for-performance philosophy is used to reward employees whose work meets or exceeds CNA’s standards of quality and value-added customer service. It is CNA’s objective to have a compensation policy that is internally equitable and externally competitive, rewards executives for long term strategic management, supports a performance-oriented environment that stresses attainment of corporate goals and individual expectations, and attracts and retains key executives critical to the Company’s long term success.

The ICC of the Board of Directors of the Company reviewed the compensation for Messrs. Lilienthal, Fusco, Kantor, Lewis, and Mense. The Chairman of the Board and Chief Executive Officer of the CNA insurance companies reviewed the compensation for all Named Executive Officers other than himself. They are assisted in developing and evaluating the overall competitiveness of the compensation program by the Company’s Human Resources staff, which is supported by an independent nationally recognized compensation consulting organization. Comparative compensation information regarding the Company’s competitor group of companies is evaluated each year. The competitor group consists of companies within the property/casualty insurance industry, and includes companies in the Standard & Poor’s Property & Casualty Insurance Index (see “Stock Price Performance Graph” below). These companies represent the organizations against which CNA competes for key executives. This comparative compensation information, in conjunction with performance assessments as to past and expected future contributions of the individual, is used to develop annual compensation levels. In 2005, the Named Executive Officers were provided total compensation opportunities that approximated a minimum of the 50th percentile of total compensation opportunities for comparable individuals at the Company’s competitor group.

Under the Incentive Compensation Plan, the annual incentive cash compensation awards for the Named Executive Officers are determined by performance compared to preset quantifiable financial goals approved by the ICC. The annual incentive opportunity is based, among other factors, on comparative market compensation data as described above. Final approval of annual incentive cash compensation payments is made by the ICC. The Company reserves the right to make discretionary changes to the award amounts and reserves the right to eliminate these bonuses, uniformly, due to adverse financial conditions, except where specified in contracts. In determining the annual incentive cash compensation awards for 2005, the ICC evaluated Company performance and individual performance against the pre-set financial goals and other performance measures where necessary. Based upon this evaluation, the 2005 bonuses ranged from 97% to 196% of the incentive targets for the Named Executive Officers.

The base salary of the Company’s Chief Executive Officer was established pursuant to the employment agreement negotiated between the Company and the Chief Executive Officer. See “Employment Agreements,” above. The annual base compensation is $950,000, subject to discretionary adjustments by the Company’s ICC. In addition, Mr. Lilienthal is entitled to earn annual incentive cash awards under the Incentive Compensation Plan as well as certain long-term incentive awards in the form of annual stock option grants, all subject to approval and adjustment by the ICC. For the 2005 performance period, Mr. Lilienthal earned $2,009,250 in cash awards under the Incentive Compensation Plan.

By the ICC: Don M. Randel and Marvin Zonis (Chairperson).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the ICC are Don M. Randel and Marvin Zonis, each of whom is an Independent Director and, consequently, neither of whom is or has been an officer or employee of the Company or its subsidiaries. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had an executive officer who served as a member of our Board of Directors or Compensation Committee during 2005.

CERTAIN TRANSACTIONS

Loews makes available to CNA the services of certain officers and executives of Loews. In February 1975, CNA entered into a management services agreement (the “Services Agreement”) with Loews which provides that Loews will make available to CNA these services, together with general corporate services, including financial, administrative and management consulting services. Loews is reimbursed on the basis of an allocation of a portion of the salaries and related payroll taxes and benefits of the officers and executives performing the services, in addition to travel and similar expenses incurred. The allocation may be adjusted in the event of any substantial change in the services performed and the Services Agreement may be terminated by CNA or Loews on the last day of any month. The Services Agreement has been reviewed each year since 1975 by CNA’s Audit Committee. The last such review took place in February 2006 and the Audit Committee recommended renewal of the Services Agreement for the ensuing fiscal year, calling for a reimbursement allocation of approximately $210,000 per month, which recommendation was accepted by the Board of Directors. Under the Services Agreement, CNA reimbursed Loews $2,520,000 for services performed during 2005, and $125,802 for travel and similar expenses incurred during 2005. Also during 2005, Loews or its subsidiaries paid premiums on insurance and administrative services to the CNA insurance companies at standard rates aggregating approximately $184,846.

The Loews ownership of the voting securities of CNA has exceeded 80% since 1980 requiring the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax returns filed by Loews. Accordingly, following approval by CNA’s Audit Committee and Board of Directors, CNA and Loews entered into a tax allocation agreement that provides that CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of CNA and its subsidiaries in the Loews consolidated federal income tax return, or (ii) pay to Loews an amount, if any, equal to the federal income tax that would have been payable by CNA, if CNA and its subsidiaries had filed a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without CNA and its eligible subsidiaries, CNA may be required to repay tax recoveries previously received from Loews. This agreement may be cancelled by CNA or Loews upon thirty days’ prior written notice. In 2005, the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax return of Loews resulted in an increase in the federal income tax liability for Loews. Accordingly, CNA has paid or will pay approximately $100,000,000 to Loews for 2005 under the tax allocation agreement.

CNA has also reimbursed to Loews or paid directly approximately $20,843,735 for expenses (consisting primarily of salaries and benefits and other out-of-pocket costs) incurred or owed by Loews during 2005 in maintaining investment facilities and services for CNA.

In 2003 the Company entered into a credit agreement with a large national contractor that undertakes projects for the construction of government and private facilities to provide a credit facility with a current total credit limit of $126.4 million. CNA Surety Corporation, of which the Company’s subsidiaries own 63% of its outstanding common stock, has provided significant surety bond protection for projects by this contractor through surety bonds underwritten by affiliates of the Company. Loews purchased a participation interest in one-third of the loans and commitments under the credit facility on a dollar-for-dollar basis. Although Loews does not have rights against the contractor directly under the participation agreement, it shares recoveries under the facility proportionally with the Company. Under the participation agreement between Loews and the Company, Loews also receives twenty-five percent of a closing fee from the contractor in the amount of $900,000, half of which was paid at closing and half of which is due to be paid when the credit facility matures. In 2004 the participation agreement was amended and restated to include a one-third participation by Loews in additional borrowings under expansion of the credit facility, up to the current total credit limit.

In connection with the referenced expansion of the credit facility and a planned reduction in the physical assets and scope of operations of the national contractor, the Company took an impairment charge of $56 million pre-tax for the fourth quarter of 2004, net of the participation by Loews, with respect to amounts loaned under the credit facility and an additional pre-tax impairment charge of $13 million during the first quarter of 2005. In June 2005, ongoing monitoring of the status of the contractor’s restructuring plan revealed deterioration in operations and cash flow. As a result, the Company determined that the contractor would likely be unable to meet its obligations under the surety bonds. Accordingly, in the second quarter of 2005 CNA Surety Corporation established $40 million of initial surety loss reserves in anticipation of future loss payments and the Company determined not to provide additional liquidity to the contractor. Accordingly, during the second quarter of 2005 the Company took a pre-tax impairment charge of $21 million to write-off the remaining balance of the loan.

The Company through its insurance subsidiaries provides certain insurance to Tenet Healthcare Corporation, a NYSE publicly-traded company (“Tenet”) of which Ms. Gaines is a director. Premiums for the year 2005 were $228,976. Tenet has made certain claims under those policies in connection with Hurricane Katrina. On December 16, 2005, Tenet served an arbitration demand on Private Healthcare Systems Inc., a health care cost management firm (“PHCS”) and each of its member companies, including a subsidiary of the Company, Continental Assurance Company, regarding certain provisions of an agreement between PHCS and Tenet.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 required the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company. Based upon review of the information provided to the Company, the Company believes that during the 2005 fiscal year all Section 16(a) filing requirements were complied with except a report on Form 4 relating to the withholding of shares of common stock to satisfy tax withholding obligations of Mr. Mense that was filed late due to an inadvertent administrative error by the Company.

STOCK PRICE PERFORMANCE GRAPH

The following graph compares the total return of the Company’s Common Stock, the Standard & Poor’s 500 Composite Stock Index (“S&P 500”) and the Standard & Poor’s 500 Property & Casualty Insurance Index for the five years ended December 31, 2005. The graph assumes that the value of the investment in the Company’s Common Stock and for each Index was $100 on December 31, 2000 and that dividends were reinvested.

Company Index	2000	2001	2002	2003	2004	2005
CNA FINANCIAL CORP	100	77.07	67.63	63.67	70.67	86.47
S&P 500 INDEX	100	88.11	68.64	88.33	97.94	102.75
S&P 500 PROPERTY & CASUALTY INSURANCE	100	91.98	81.85	103.46	114.24	131.51

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to serve as independent registered public accounting firm for 2006. Although it is not required to do so, the Board of Directors wishes to submit the selection of Deloitte & Touche LLP for ratification by the Company’s Stockholders at the meeting. Even if this selection is ratified by Stockholders at the Annual Meeting, the Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its Stockholders. If the Company’s Stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to answer appropriate questions and, if they choose to do so, to make a statement.

For the years ended December 31, 2005 and 2004, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), which includes Deloitte Consulting.

Audit and audit-related fees aggregated $14.1 million and $13.7 million for the years ended December 31, 2005 and 2004, respectively and were composed of the following:

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and 2004 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $13.7 million and $12.3 million, respectively.

Audit-Related Fees

The aggregate fees billed for Audit-Related services for the years ended December 31, 2005 and 2004 were $0.4 million and $1.4 million, respectively. These fees generally include fees for consents and comfort letters, audits of the Company’s employee benefit plans, accounting consultations and SEC related matters.

Tax Fees

The aggregate fees billed for tax services for the years ended December 31, 2005 and 2004 were $0.1 million and $0.2 million, respectively. These fees generally include fees for the preparation of expatriate tax returns.

All Other Fees

The aggregate fees for services not included above were $0 and $0.5 million, respectively, for the years ended December 31, 2005 and 2004. These fees generally include fees for human capital advisory services and other consulting services.

The Audit Committee has established a pre-approval policy with regard to audit, audit-related and certain non-audit engagements by the Company of its independent registered public accountants. Under this policy, the Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte must be separately pre-approved by the Audit Committee. The Audit Committee has also designated the Chairperson of the Committee as having authority to pre-approve such engagements as allowed by the policy, subject to reporting on such pre-approvals to the Committee at its next scheduled meeting.

All of the fees set forth above have been approved by the Audit Committee in accordance with its approval procedures.

The Board of Directors recommends that the Stockholders vote FOR Proposal No. 2.

OTHER MATTERS

The Company does not know of any other business to come before the meeting. However, if any other matters come before the meeting, the persons named in the proxies will act on behalf of the Stockholders they represent according to their best judgment.

The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily through use of the mails, but regular employees of the Company may solicit proxies personally, by telephone or facsimile. Such employees will receive no special compensation for such solicitation. Brokers and nominees will be requested to obtain voting instructions of beneficial owners of stock registered in their names and will be reimbursed for their out-of-pocket expenses and reasonable clerical expenses.

STOCKHOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

OR THE INDEPENDENT DIRECTORS

The Company has a process by which Stockholders may communicate with the Board of Directors. Stockholders and other interested parties wishing to communicate directly to the Company’s Board of Directors may submit written communications addressed to the Board of Directors, c/o General Counsel, CNA Financial Corporation, CNA Center, 43rd Floor, Chicago, Illinois 60685. All such communications from Stockholders will be forwarded to the members of the Board.

Any Stockholder of the Company wishing to communicate with its Independent Directors may do so in the following ways:

•	By submitting the communication in writing addressed to:

Presiding Director, Non-Management Directors of CNA Financial Corporation
c/o Senior Vice President, Internal Audit
CNA Financial Corporation
CNA Center
Chicago, Illinois 60685

•	By leaving a recorded message addressed to Presiding Director, Non-Management Directors of CNA Financial Corporation at the following telephone number: 1-888-679-9252; or

•	By sending an email to the attention of the Presiding Director, Non-Management Directors of CNA Financial Corporation at: corporateinvestigations@cna.com.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Stockholder proposals for inclusion in proxy materials for the 2007 Annual Meeting should be addressed to the Company’s Executive Vice President, General Counsel and Secretary, CNA Center, 43rd Floor, Chicago, Illinois 60685, and must be received by November 22, 2006 in order to be included in the Company’s proxy materials. Proxies solicited by the Company for the 2007 Annual Meeting may confer discretionary authority to vote on any proposals submitted after February 13, 2007 without a description of them in the proxy materials for that meeting.

By order of the Board of Directors,

JONATHAN D. KANTOR
Executive Vice President, General Counsel and Secretary

Chicago, Illinois

March 31, 2006

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Annual Meeting Proxy Card

A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold

01 - Brenda J. Gaines	☐	☐	05 - Joseph Rosenberg	☐	☐

02 - Stephen W. Lilienthal	☐	☐	06 - Andrew H. Tisch	☐	☐

03 - Paul J. Liska	☐	☐	07 - James S. Tisch	☐	☐

04 - Don M. Randel	☐	☐	08 - Marvin Zonis	☐	☐

B    Issue

The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain

2.	Approval of Deloitte and Touche, LLP, as the independent registered public accounting firm.	☐	☐	☐

C    Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
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■	1 U P X	0 0 8 6 0 0 +

Proxy - CNA Financial Corporation

CNA Center (333 South Wabash Ave.) Chicago, IL

Proxy Solicited by Board of Directors for Annual Meeting - April 26, 2006 at 10:00 a.m.

S. W. Lilienthal, J. Rosenberg, J. S. Tisch (the “Proxy Committee”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CNA Financial Corporation to be held on April 26, 2006 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxy Committee will have authority to vote FOR Election of Directors and FOR Proposal 2.

In their discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)